Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL CASH DISTRIBUTION AND 2015 RESERVE QUANTITIES

DALLAS, Texas, April 20, 2015 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.023781 per unit, payable on May 14, 2015, to unit holders of record on April 30, 2015.

This month’s distribution increased from the previous month due to lower administrative expenses. Production and pricing from the Texas Royalty Properties was relatively flat month to month and because the Waddell Ranch Properties were still operating in Net Profit Interest deficit, there was no contribution to this month’s distribution from the Waddell Ranch Properties.

Production for the Trust’s allocated portion of the Waddell Ranch was a negative (27,954) barrels of oil and 5,537 Mcf of gas. These allocated volumes were significantly impacted by the capital expenditures and the reduced pricing of both oil and gas. The average price for oil was $45.23 per bbl and for gas was $4.02 per Mcf. For the Trust’s Texas Royalty Properties allocation, oil production was 26,022 barrels of oil and gas production was 31,457 Mcf. The average price for oil was $46.09 per bbl and for gas was $5.63 per Mcf.

This would primarily reflect production for the month of February for oil and the month of January for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)	Gas(Mcf)	Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	70,659	423,108	(27,954)	5,537	$45.23	$4.02	**
Texas Royalty Prop	27,392	33,113	26,022	31,457	$46.09	$5.63	**

Prior Month
Waddell Ranch	68,940	374,293	(35,530)	(200,878)	$43.65	$2.61	**
Texas Royalty Prop	27,342	35,315	25,975	33,549	$47.42	$5.36	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

During February 2015, two of the 2015 workover wells were completed and producing. There was one drill well of the 2014 program that was completed into an additional pay zone and placed on production in the month of February. This completes the 2014 new drill program. Capital expenditures were approximately $757,558. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

ConocoPhillips has advised the Trustee of the 2015 capital expenditure budget which will total $48 million for the entire Waddell Ranch Project and $22.5 million net to the Trust. There will be 10 vertical wells, 2 horizontal wells, 10 recompletions, and various facilities projects. The workover/recompletions have started and will last through the year with the vertical/horizontal drilling beginning in June and the facilities work will occur throughout the year. The results of the 2013 and 2014 budget are discussed more fully in the Form 10-K filing.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2015, attributable to the Trust from the properties appraised are approximately 5.4 million barrels of oil and 13.2 billion cubic feet of gas with a future net value of approximately $ 538,738,000 with a discounted value of $302,282,000.

With the estimated quantities of this year’s reserve estimate of 5.4 million barrels of oil and 13.2 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 10 to 12 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 2, 2015 and is available to all unitholders at this time on the SEC website.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839